Exhibit 10.9
Execution Copy

SECOND AMENDED AND RESTATED INVESTMENT MANAGEMENT AGREEMENT

This Second Amended and Restated Investment Management Agreement (this “Agreement”), dated as of April 30, 2018 and effective as of January 1, 2018, is entered into by and among Watford Re Ltd., a Bermuda exempted company with limited liability (the “Company”), Watford Holdings Ltd., a Bermuda exempted company with limited liability (the “Parent”), HPS Investment Partners, LLC, a Delaware limited liability company (f/k/a Highbridge Principal Strategies, LLC) (the “Investment Manager”) and, solely for the limited purposes set forth in Sections 3(a), 5(b), 14(b)(iii), 19 and 25, Arch Underwriters Ltd., a Bermuda exempted company with limited liability (“AUL”).
WHEREAS, the Company, the Parent, the Investment Manager and AUL entered into that certain Investment Management Agreement on March 18, 2014 (the “Original Agreement”), and the Original Agreement was amended and restated as of March 24, 2014 (the “Amended Agreement”);
WHEREAS, the Company, the Parent, the Investment Manager and AUL wish to amend and restate the Amended Agreement in its entirety as set forth herein;
WHEREAS, the Company wishes to retain the Investment Manager to provide the investment management services described herein and the Investment Manager wishes to provide such services; and
WHEREAS, the Company has all requisite authority to appoint one or more investment managers to supervise and direct the investment and reinvestment of the assets of the Company.
NOW THEREFORE, in consideration of the mutual covenants and agreements herein, the parties hereto agree as follows:
Section 1.Investment Description; Appointment.
(a)    The Company desires to utilize and hereby appoints the Investment Manager as its agent and attorney-in-fact to act as exclusive investment manager with full investment authority for the investment and reinvestment of those assets in the Company’s non-investment grade investment accounts (collectively, the “HPS Investment Account”) for the purpose of investing the assets to be managed by the Investment Manager under the terms of this Agreement. The Investment Manager accepts such appointment by executing this Agreement.
(b)    During the term of this Agreement, the Company shall engage the Investment Manager to be the Company’s exclusive investment advisor for the HPS Investment Account and the HPS Managed Assets (as defined below).

Section 2.    Services as Investment Manager.
(a)    Subject to the Investment Guidelines for the Company’s HPS Investment Account attached hereto as Exhibit A (as amended from time to time in accordance with Section 3(a), the “HPS Investment Guidelines”), the Investment Manager will be empowered (i) to formulate the overall trading and investment strategy of the HPS Investment Account and the related borrowing activities required in order to implement such strategy and (ii) to exercise full discretion in the management of the trading and investment transactions and related activities of the HPS Investment Account in order to implement such strategy.
(b)    In furtherance of the foregoing, the Company hereby designates and appoints the Investment Manager as its agent and attorney-in-fact in connection with its management of the HPS Investment Account, with full power and authority, subject to the HPS Investment Guidelines, and without the need for further approval of the Company, except as may be required by applicable law, to have the exclusive power on behalf of the Company to, among other things, (i) make all investment decisions for the HPS Investment Account and effect any and all transactions in all securities, loans and instruments, including, without limitation, equity and debt securities (including derivatives thereon), bank loans (via participations or assignments), currencies and commodities (and options, futures, derivatives, swaps, and forward contracts thereon), trade claims, arbitrages, leases, tax liens, break-ups, consolidations, reorganizations and similar securities of United States and non-United States issuers, and everything connected therewith in the broadest sense, (ii) determine all matters relating to the manner, method and timing of investment transactions and engage consultants and analysts in connection therewith, (iii) monitor the investment performance of the HPS Investment Account, (iv) value the Company’s investment assets held in the HPS Investment Account in accordance with Section 11, (v) negotiate the terms of all agreements to be entered into on behalf of the Company and make and execute all such documents and take all such other actions as the Investment Manager considers necessary or appropriate to carry out its investment advisory duties hereunder, (vi) retain brokers, including prime brokers, dealers, banks and other intermediaries by or through whom such investment transactions will be executed or carried out, open accounts, and subject to the last sentence of Section 10(f), borrow funds, pledge assets, retain placement agents and enter into loan facilities and other instruments, including, without limitation, prime brokerage agreements, pledge agreements, International Swaps and Derivatives Association (“ISDA”) master agreements and placement agent agreements, for the Company, (vii) draw funds on accounts of the Company and direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting investment transactions for the HPS Investment Account hereunder, (viii) provide certain financial, accounting, legal/compliance, technology, investor relations and other back-office services to the Company and (ix) engage attorneys, independent accountants, consultants, investment bankers or such other persons as the Investment Manager may deem necessary or advisable, on behalf of, and at the expense of, the Company. For the avoidance of doubt, if permitted by applicable law, the Investment Manager may, on behalf of the HPS Investment Account, make short-term investments of excess cash in money-market funds and other similar cash management instruments sponsored and/or managed by JPMorgan Chase & Co. or its affiliates (collectively, “JPMorgan”).
(c)    The Investment Manager and its agent are authorized, but will not be required, to vote, tender or convert any securities in the HPS Investment Account; to execute waivers, consents and other instruments with respect to such securities; to endorse, transfer or deliver such securities or to consent to any class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan with reference to such securities; and the Investment Manager will not incur any liability to the Company by reason of any exercise of, or failure to exercise, any such discretion in the absence of gross negligence or bad faith. The Investment Manager may delegate all or a portion of its responsibilities under this Agreement with respect to voting or proxy solicitations for the Company to one or more third parties selected by the Investment Manager.
(d)    The Investment Manager acknowledges that the board of directors of the Company (the “Board of Directors”) will undertake a process annually, or more frequently as necessary, to review all relevant facts and determine a business plan for the Company for the applicable succeeding year. In addition, the Company’s Chief Risk Officer (the “Chief Risk Officer”) will regularly assess the Company’s business, including its business plan, investment strategy, investment portfolio and investment performance. The Investment Manager hereby agrees to furnish the Board of Directors and the Chief Risk Officer with the current investment strategy and the proposed future investment strategy for subsequent periods, which strategies shall be in accordance with the HPS Investment Guidelines, as well as any other information reasonably requested by the Board of Directors or the Chief Risk Officer. The Investment Manager agrees to work in good faith with the Company and the Chief Risk Officer to coordinate and align the investment strategy and the underwriting strategy with the Company’s business plan.
(e)    The Investment Manager further agrees to furnish the Board of Directors with any relevant reporting information the Board of Directors may reasonably request with respect to the investment portfolio of the Company.
(f)    The Investment Manager may delegate all or a portion of its responsibilities under this Agreement to one or more sub-advisors selected by the Investment Manager or to affiliates of the Investment Manager without further consent of the Company; provided, however, that any such delegation will be revocable by the Investment Manager.
Section 3.    Certain Additional Limitations and Obligations.
(a)    The HPS Investment Guidelines may only be amended upon the written agreement of the Investment Manager, AUL and the Company (as approved by the Board of Directors). Notwithstanding the foregoing, the agreement of AUL shall not be required if at such time AUL is no longer serving as the insurance and reinsurance portfolio manager of the Company.

(b)    If at any time a rating agency the Company has engaged to provide a financial strength rating for the Company as set forth on Exhibit C, as such Exhibit may be amended from time to time by mutual agreement of the Investment Manager and the Company (each such rating agency listed thereon, a “Rating Agency”), communicates to the Company or the Investment Manager that it believes that any action or change with respect to the Company’s non-investment grade investments, non-investment grade investment strategy or HPS Investment Guidelines is advisable to the Company maintaining a financial strength rating of at least “A-” (or equivalent), the Company and the Investment Manager shall work in good faith to take any such actions or make any such changes, subject to the HPS Investment Guidelines. If, after working in good faith, the Company and the Investment Manager are unable to agree on the actions to take or changes to make, the Company may direct the Investment Manager to take any actions or make any changes it reasonably determines are necessary to the Company maintaining a financial strength rating of at least “A-” (or equivalent) from such Rating Agency.
(c)    If at any time a Rating Agency (i) places the Company on negative outlook (or equivalent outlook) while the Company has an “A-” (or equivalent) financial strength rating or (ii) threatens or advises a downgrade in the Company’s financial strength rating below “A-” (or equivalent), and in either case such Rating Agency attributes such action to the Company’s non-investment grade investments, non-investment grade investment strategy or the performance of the HPS Investment Portfolio, or any actions of the Investment Manager, the Investment Manager shall use commercially reasonable efforts to remedy such circumstances within 12 months to cause the negative outlook or threat of a downgrade to be removed by such Rating Agency, subject to the HPS Investment Guidelines. If, such circumstances cannot be remedied consistent with the HPS Investment Guidelines, the Company may direct the Investment Manager to take any actions or make any changes the Company reasonably determines are necessary to remedy such circumstances.
Section 4.    Compensation and Expenses. The Investment Manager will be entitled to fees and to reimbursement of expenses in accordance with the Fee Schedule annexed hereto as Exhibit B (the “Fee Schedule”).
Section 5.    No Guarantees; Exculpation.
(a)    All transactions effected for the Company’s HPS Investment Account by the Investment Manager will be for the Company’s account and risk. The Company will bear all of the risk with regard to all of the investments and transactions effected or facilitated in the HPS Investment Account by the Investment Manager and/or its delegates on behalf of the Company. The Investment Manager has not made and does not make any representation, warranty or guarantee whatsoever as to the success or profitability of any investment or the Investment Manager’s trading methods and strategies, and the Company has not relied on any representation, warranty or guarantee from the Investment Manager or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives, and has not entered into this Agreement in consideration of or in reliance upon any such representation, warranty or guarantee from the Investment Manager or any of its affiliates, principals, officers, directors, members, managers, employees, agents or representatives.
(b)    No Indemnified Person (as defined below) will be liable to the Company for any losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification and the cost of pursuing any insurance providers (collectively, “Losses”) suffered by the Company in connection with any matters to which this Agreement relates, including, but not limited to, trading losses, except those Losses resulting from (x) such Indemnified Person’s gross negligence or intentional misconduct or (y) material intentional breaches of the HPS Investment Guidelines by the Investment Manager, which breaches are not cured within 90 days of the earlier of (A) the date on which the Investment Manager becomes aware of such breach, and (B) the date on which the Investment Manager receives a notice of such breach from the Company; provided, however, that for the avoidance of doubt, it is agreed and understood that no breach of the HPS Investment Guidelines shall be deemed to have occurred if (i) the Company and AUL have agreed in writing to an amendment to such HPS Investment Guidelines such that the Investment Manager’s actions under the amended HPS Investment Guidelines would not constitute a breach of such guidelines or (ii) such actions were approved by the Company’s Chief Executive Officer or Chief Risk Officer in writing or (iii) such actions were taken pursuant to instructions provided by the Company. An Indemnified Person may consult with reputable legal counsel, accountants, consultants or other advisors in respect of any matters to which this Agreement relates, and shall not be liable to the Company for any action or inaction which is taken or omitted in good faith, in reliance upon and in accordance with the opinion or advice of such counsel, accountants, consultants or other advisors; provided that such counsel, accountants, consultants and other advisors shall have been selected and monitored with reasonable care.
Section 6.    Indemnification. To the fullest extent permitted by applicable law, the Company will indemnify and hold harmless the Investment Manager and its members, managers, officers, partners, affiliates and employees (each, an “Indemnified Person”) from and against any Losses suffered or sustained by an Indemnified Person by reason of the fact that he, she or it was an Indemnified Person, including, without limitation, any judgment, settlement, reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any actual or threatened action or proceeding, provided that the Company shall not be liable to any Indemnified Person to the extent such Losses resulted from an action or inaction, or mistake of judgment, taken by an Indemnified Person that constituted fraud, gross negligence or intentional misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction. The Company will advance to any Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the investigation and/or defense of any such action or proceeding. If for any reason (other than such Indemnified Person’s fraud, gross negligence or intentional misconduct, in each case as determined in a final non-appealable judgment by a court of competent jurisdiction) the indemnification described in this paragraph is unavailable to any Indemnified Person in connection to a Loss, or insufficient to hold it harmless, then the

Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and such Indemnified Person, on the other hand, or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.
Section 7.    Service to Other Companies or Accounts; Agency Cross Transactions.
(a)    The Company understands that the Investment Manager will act as investment adviser to other entities, and the Company has no objection to such actions by the Investment Manager. Whenever the Company and one or more other clients advised by the Investment Manager have available funds for investments, investments suitable and appropriate for each will be allocated among the Company and the other clients in the Investment Manager’s sole discretion. In addition, the Company understands that the persons employed by the Investment Manager to assist in the performance of the Investment Manager’s duties under this Agreement will not devote their full time to serving the Company and that nothing contained in this Agreement should be deemed to limit or restrict the right of the Investment Manager or any affiliate of the Investment Manager to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.
(b)    The Investment Manager hereby covenants that all principal transactions and agency cross transactions for the HPS Investment Account will be effected by the Investment Manager in accordance with applicable law, including Section 206(3) of the U.S. Investment Advisers Act of 1940, as amended (the “Advisers Act”).
(c)    The Investment Manager will not effect a principal transaction for the HPS Investment Account with the Investment Manager or any affiliate of the Investment Manager unless the Company has consented to such transaction. The Company will select an independent third party unaffiliated with the Investment Manager to review and approve or disapprove any such transactions consistent with applicable law, at the Company’s expense.
(d)    Consistent with applicable law, the Investment Manager and any affiliated broker-dealers are hereby authorized by the Company to execute agency cross transactions on behalf of the HPS Investment Account; provided, however, that any agency cross transaction with an affiliated broker-dealer shall be on an arm’s length basis. Each agency cross transaction will be executed through the use of a methodology to determine the transfer price deemed fair and equitable by the Investment Manager. The Company may revoke this consent by written notice to the Investment Manager at any time.
(e)    For purposes of this Section 7, (i) a “principal transaction” is a transaction in which the Investment Manager or an affiliate of the Investment Manager effects a trade between the HPS Investment Account and the account of the Investment Manager or an affiliate of the Investment Manager and (ii) an “agency cross transaction” is a transaction in which the Investment Manager or an affiliate of the Investment Manager acts as a broker for both the HPS Investment Account and another person on the other side of the transaction.
Section 8.    Brokerage Arrangements; Soft Dollars.
(a)    Subject to the provisions of Section 7, the Investment Manager may select any broker or dealer, including itself or its affiliates, in connection with any investment or any trade. The Company hereby authorizes the Investment Manager and/or its delegates to effect transactions for the HPS Investment Account through affiliated broker-dealers, and the affiliated broker-dealers may retain commissions in connection with effecting such agency transactions. In choosing brokers and dealers, the Investment Manager will not be required to consider any particular criteria. The Investment Manager is not required to select the broker or dealer that charges the lowest transaction cost, even if that broker provides execution quality comparable to other brokers or dealers. The Investment Manager may consider the value of various services or products, beyond execution, that a broker-dealer provides to the Company or the Investment Manager. The Company understands that other broker-dealers may be willing to effect transactions for the Company at lower commission rates than those charged by affiliated broker-dealers.
(b)    The Company acknowledges and agrees that, subject to the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended, the Investment Manager may effect securities transactions which cause the Company to pay an amount of commission in excess of the amount of commission another broker or dealer would have charged, provided that the Investment Manager determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the broker or dealer to the Investment Manager, viewed in terms of either the specific transaction or the Investment Manager’s overall responsibilities to the accounts for which the Investment Manager exercises investment discretion. For these purposes, “research services” means services or products used to provide lawful and appropriate assistance to the Investment Manager in making investment decisions for its clients. The types of research the Investment Manager may acquire include: reports on or other information about particular companies or industries; economic surveys and analyses; recommendations as to specific securities; financial publications; portfolio evaluation services; financial database software and services; computerized news, pricing and order-entry services and other products or services that may enhance the Investment Manager’s investment decision making. The Company hereby acknowledges that the Investment Manager or its affiliates may obtain research services from brokerage commissions charged to the Company that may be used to benefit the Company’s HPS Investment Account, as well as accounts other than the Company’s HPS Investment Account.
Section 9.    Subsidiaries and the Parent.
(a)    During the term hereof, including, for the avoidance of doubt, during any renewal term, the Company and the Parent will each use their commercially reasonable efforts to cause any of their respective subsidiaries that are formed after the date hereof to enter into an investment management agreement with the Investment Manager on substantially the same terms and conditions as set forth herein, with any such agreements to be terminable on the same date that this Agreement is terminable.
(b)    As the Parent (or any current or future subsidiary) acquires HPS Managed Assets, such assets will be subject to the same terms and conditions as assets of the Company are subject under the terms hereof.
Section 10.    Accounts; HPS Managed Assets; Diversification Event; Cash Flow Estimates.
(a)    Accounts. The Company shall maintain the following accounts:
(i)    Several investment accounts, including the HPS Investment Account as well as certain accounts in which the Company or Parent hold investment-grade fixed-income assets required for regulatory, rating agency and/or collateral purposes, and which will be managed by a different investment manager;
(ii)    a separate bank account (the “Claims Account”) which shall be owned and established by the Company and used by the Company to receive claims related withdrawals as described in Section 10(d), receive premium payments, make premium payments, make claims payments, pay Underwriting Fees, Run Off Fees and Employee Leasing Fees (each as defined in the Services Agreement), and pay expenses, taxes or other amounts, in each case as contemplated by and in accordance with the then-current and in-force Services Agreement among the Company, Parent, AUL and, solely for the limited purposes set forth therein, the Investment Manager (the “Services Agreement”); and
(iii)    a separate bank account (the “Operating Account”) which shall be owned and established by the Company and used by the Company to receive operating related withdrawals as described in Section 10(d) and make payments as required to satisfy its day-to-day operations and operating expenses as contemplated by and in accordance with the Services Agreement.
(b)    HPS Managed Assets. For purposes of this Agreement, “HPS Managed Assets” includes capital, retained earnings, premium and any assets attributable to money borrowed, including as a result of any preference shares or notes or other debt securities that may be issued by the Company or the Parent that are (i) not needed to support regulatory capital, regulatory collateral requirements or client underwriting collateral requirements, (ii) eligible for investment in non-investment grade investments even if such capital, retained earnings, premium and any assets attributable to money borrowed are needed to support regulatory capital, regulatory collateral requirements or client underwriting collateral requirements or (iii) otherwise mutually agreed. For the avoidance of doubt, it is the intention of the parties hereto that all assets that are eligible for investment in non-investment grade investments will constitute the HPS Managed Assets and the Company undertakes to not take any action meant to circumvent such intent.

(c)    Diversification Event.
(i)    If, at any time, the Company (x) receives written notice from a Rating Agency that withdrawal, in whole or in part, from the HPS Investment Account, or suspension, termination or reduction of the Company’s obligation to make contributions to the HPS Investment Account, is required to maintain the Company’s financial strength rating of at least “A-” (or equivalent) by such Rating Agency, or (y) is required to withdraw, in whole or in part, assets from the HPS Investment Account, or suspend, terminate or reduce the Company’s obligation to make contributions to the HPS Investment Account, pursuant to any law, order or regulation promulgated by the Bermuda Monetary Authority or any other regulatory authority with jurisdiction over the Company (each of the events set forth in clauses (x) and (y), a “Diversification Event”), in each case after (1) consideration of all commercially reasonable alternatives thereto, including good faith discussions and negotiations with such Rating Agency, the Bermuda Monetary Authority or any other regulatory authority with jurisdiction over the Company, as applicable, and (2) the Board of Directors has resolved (A) that such withdrawal, suspension, termination or reduction is in fact required in order to address the Diversification Event, and (B) that it is necessary for the Company to maintain the Company’s “A-” (or equivalent) financial strength rating from such Rating Agency or comply with such law, order or regulation, as the case may be, in order to continue its business operations, then, to the extent, but only to the extent, so required, the Company may withdraw assets from, or suspend, terminate or reduce its obligation to continue investing assets in, the HPS Investment Account by giving written notice thereof to the Investment Manager, which notice will include a summary, in reasonable detail, of the Diversification Event and the efforts taken and conclusions reached by the Board of Directors pursuant to this provision; provided that the Company will contribute such withdrawn, suspended, terminated or reduced assets back to the HPS Investment Account to the extent that, the withdrawal, suspension, termination or reduction of such assets is no longer required. The Company may request a withdrawal pursuant to a Diversification Event by delivery of written notice to the Investment Manager at least 65 days prior to the last Business Day (as defined in Exhibit B) of a calendar quarter (each, a “Withdrawal Date”), of such amount of the Company’s assets required by such Diversification Event to be removed from the HPS Investment Account as of such Withdrawal Date (such written notice, a “Withdrawal Notice”); provided, however, that if any Rating Agency, the Bermuda Monetary Authority or any other regulatory authority with jurisdiction over the Company, as applicable, requires such withdrawal to occur prior to the Withdrawal Date, the Investment Manager shall use commercially reasonable efforts to cause such withdrawal to occur within the time period required. To the extent the Company submits a Withdrawal Notice pursuant to a Diversification Event requesting withdrawal in excess of 25% of the Net Asset Value (as defined in Exhibit B) of the HPS Investment Account (the “Requested Withdrawal Amount”), approximately 25% of the Requested Withdrawal Amount will be redeemed as of the last Business Day of the quarter for which proper notice was provided, approximately 33⅓% of the remaining Requested Withdrawal Amount will be redeemed as of the last Business Day of the following quarter, to the extent withdrawn, approximately 50% of the remaining Requested Withdrawal Amount will be redeemed as of the last Business Day of the next following quarter, to the extent withdrawn, and the balance of the Requested Withdrawal

Amount will be redeemed as of the last Business Day of the third following quarter, to the extent withdrawn; provided, however, that if any Rating Agency, the Bermuda Monetary Authority or any other regulatory authority with jurisdiction over the Company, as applicable, requires such withdrawal to occur prior to the Withdrawal Date, the Investment Manager shall use commercially reasonable efforts to cause such withdrawal to occur within the time period required.
(ii)    Unless otherwise agreed to by the Investment Manager acting in its sole discretion, if the Company makes additional investments in the HPS Investment Account after providing a Withdrawal Notice, such investments in the HPS Investment Account and amounts attributable thereto will not be included in the amounts to be withdrawn pursuant to such Withdrawal Notice.
(iii)    For the avoidance of doubt, nothing in this Section 10(c) will in any way limit any other withdrawal right of the Company pursuant to any other provisions of this Agreement, including pursuant to Section 10(d).
(d)    Other Withdrawals. The Company will have the right to withdraw assets from the HPS Investment Account (i) to deposit into (x) the Claims Account to the extent required to satisfy any obligations set forth in Section 10(a)(ii) and (y) the Operating Account to the extent required to satisfy any obligations set forth in Section 10(a)(iii), in each case, upon as much prior written notice to the Investment Manager as reasonably practicable; provided that, in each case, if the Company withdraws assets in an amount equal to or greater than 10% of the Net Asset Value of the HPS Investment Account, the Company shall use commercially reasonable efforts to provide thirty (30) Business Days (as defined in Exhibit B) prior written notice to the Investment Manager; provided, further, that, in each case, the Company will use commercially reasonable efforts to re-contribute any excess unused withdrawn assets back into the HPS Investment Account, and (ii) to the extent that any credit facility or letter of credit facility to which the Company is a party requires such withdrawal; provided that the Company will use commercially reasonable efforts to re-contribute such withdrawn assets back into the HPS Investment Account after, and to the extent that, the applicable credit facility or letter of credit facility no longer requires such assets.
(e)    The terms of any credit facility or letter of credit facility which is anticipated to utilize assets from the HPS Investment Account, shall be agreed to by the Company and the Investment Manager, each acting in its reasonable discretion.
Section 11.    Valuation.
(a)    The Investment Manager will value the assets held in the HPS Investment Account at their fair value and in accordance with the following: (i) securities, other than options, that are listed on a national securities exchange (including, without limitation, NASDAQ) and are freely transferable shall be valued at their official listed closing price on the principal exchange on which such securities are listed, and options that are listed on a national securities exchange shall be valued at the mean of the closing “bid” price and closing “ask” price on the principal exchange on which such options are traded;

provided, however, that if the trading of any such securities is suspended on the date of determination, then the securities shall be valued at the last available price on the principal exchange on which such securities are listed prior to suspension; (ii) securities traded over-the-counter that are freely transferable shall be valued at the mean of the closing “bid” price and closing “ask” price as reported on an over-the-counter bulletin board, or if not quoted on such system, by one of the principal market makers in such security; (iii) futures, options on futures and other commodity interests traded on a commodity exchange shall be valued at the settlement price on the commodity exchange on which the particular commodity interest is traded on behalf of the HPS Investment Account; and (iv) forward, spot and swap contracts, other off-exchange instruments, derivative instruments or commodity interests traded on a non-U.S. exchange or any other investment not set forth above shall be valued by the Investment Manager on a basis consistently applied.
(b)    If the Investment Manager determines that market prices or quotations or pricing methodologies do not represent the fair value of particular securities or if no quotation exists, the Investment Manager is authorized in its good faith discretion to assign a value to such securities that differs from the market prices or quotations or is calculated differently and, upon request by the Company, will provide supportive evidence. In performing its valuation duties, the Investment Manager may use particular pricing services, brokers, market makers or other intermediaries selected by the Investment Manager. The Investment Manager will not be liable for any losses suffered by the HPS Investment Account or the Company by reason of any error in calculation resulting from any inaccuracy in the information provided by such service providers.
(c)    The value of the Company’s investment portfolio, as determined by the Investment Manager pursuant to this Section 11, will be, in the absence of bad faith or manifest error and subject to any audit verification, conclusive and binding on the Company and any parties claiming through the Company.
Section 12.    Entire Agreement; Integration of Rights. This Agreement, any other investment management agreement entered into pursuant to Section 9, and the Services Agreement, together with the other documents and agreements executed by the parties on the Effective Date, contains the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings among the parties hereto relating to the subject matter hereof, and each party hereto agrees that each and every such prior agreement and understanding is terminated and replaced in its entirety by the rights created by this Agreement, the Services Agreement and the other documents and agreements executed by the parties on the Effective Date.
Section 13.    Non-Assignability. Except as provided herein, neither party to this Agreement may effect an assignment, as defined in the Advisers Act and rules thereunder, of this Agreement without the express written consent of the other party.

Section 14.    Term; Termination.
(a)    This Agreement became effective as of the date of the initial closing in respect of the private placement of Common Shares described in the Parent’s Confidential Private Placement Memorandum, dated January 2014 (the “Effective Date”). The initial term of this Agreement will expire on December 31, 2025 (such period, the “Initial Term”); provided, however, that the term of this Agreement will automatically renew for a five-year period following the Initial Term if neither the Company nor the Investment Manager gives written notice to the other party that it will not renew at least 24 months prior to the end of the Initial Term. Thereafter, the term will continue to renew for successive five-year periods unless either party gives notice to not renew at least 24 months before the end of the then current term.
(b)    The occurrence of any of the following (each, a “Company Termination Event”) shall constitute a Company Termination Event:
(i)    the conviction of any of the Investment Manager’s officers or employees of any crime subjecting such officer or employee to any disqualification that would be the basis for denial, suspension or revocation of registration of the Investment Manager under Section 203(e) of the Advisers Act;
(ii)    material non-compliance by the Investment Manager with any material law applicable to the Investment Manager in the performance of its obligations hereunder, which non-compliance has a material adverse effect on the Company or the Investment Manager’s performance hereunder and has not been cured within 90 Business Days after discovery by the Investment Manager;
(iii)    the Investment Manager intentionally breaches the HPS Investment Guidelines, and such breach could reasonably be expected to have a material adverse effect on the Company and the Investment Manager shall have failed to cure such breach within 30 Business Days of the earlier of (x) the date on which the management of the Investment Manager becomes aware of any such breach and (y) the date on which the Investment Manager receives notice of such breach from the Company; provided, however, that for the avoidance of doubt, it is agreed and understood that no material breach of such Investment Guidelines shall be deemed to have occurred if (A) the Company and AUL have agreed in writing to an amendment to such Investment Guidelines such that the Investment Manager’s actions under the amended Investment Guidelines would not constitute a breach of such guidelines or (B) such breach is approved by the Company’s Chief Executive Officer or Chief Risk Officer in writing prior to making any investment that would otherwise constitute a breach of the HPS Investment Guidelines or (C) such breach is pursuant to instructions provided by the Company;
(iv)    a downgrade in the Company’s financial strength rating from a Rating Agency below “A-” (or equivalent) which is caused primarily by and attributed by such Rating Agency to the Investment Manager’s investment strategy; provided that if such a downgrade in such Rating Agency rating would not be reasonably likely to have an adverse effect on the Company or the Company’s ability to underwrite and bind reinsurance policies, then such downgrade shall not be deemed a Company Termination Event;
(v)    (A) a Rating Agency has placed the Company on negative outlook (or equivalent outlook) while the Company has an “A-” (or equivalent) financial strength rating which is caused primarily by and attributed by such Rating Agency to the Investment Manager’s investment strategy, and (B) the Investment Manager has failed to adequately correct such circumstances within 12 months; provided that if such negative outlook and failure to correct would not be reasonably likely to have an adverse effect on the Company or the Company’s ability to underwrite and bind reinsurance policies, then such negative outlook and failure to correct shall not be deemed a Company Termination Event;
(vi)    failure by the Investment Manager to use substantially the same standard of care and apply substantially similar investment making and risk management processes as it applies to its other clients pursuing substantially similar investment strategies, taking into account the HPS Investment Guidelines, the Company’s risk tolerances, the Investment Manager’s obligations hereunder and any directions of the Company, which failure is not cured within 90 Business Days of receipt of written notice from the Company; or
(vii)    a change of control of the Investment Manager that results in a breach of the Investment Manager’s obligations pursuant to this Agreement, which breach has not been cured within 90 Business Days of receipt of written notice from the Company.
(c)    The occurrence of any of the following (each, an “Investment Manager Termination Event”) shall constitute an Investment Manager Termination Event:
(i)    the determination by the Investment Manager that the termination of this Agreement is necessary or advisable to comply with the Bank Holding Company Act (the “BHCA”), the Dodd-Frank Act or any other current or future laws, rules, regulations or legal requirements applicable to the Investment Manager, its affiliates or JPMorgan or to reduce or eliminate the impact or applicability to the Company of any bank regulatory restrictions that might otherwise be imposed upon the Company as a result of JPMorgan’s status as a bank holding company under the BHCA;
(ii)    insolvency or bankruptcy of the Company or Parent;
(iii)    material non-compliance by the Company with any material law or regulation applicable to the Company (other than any non-compliance resulting from the Investment Manager’s action or failure to act in accordance with the terms of this Agreement), which non-compliance has a material adverse effect on the Company and has not been cured within 90 Business Days of receipt of written notice from the Investment Manager or discovery by the Company;

(iv)    non-payment of a material amount due to the Investment Manager or failure by the Company to (x) deposit all of its HPS Managed Assets in the HPS Investment Account in accordance with Section 10, other than amounts permitted to be withheld or withdrawn pursuant to Section 10 or (y) in the case of amounts withdrawn as a result of a Diversification Event pursuant to Section 10(c)(i), use commercially reasonable efforts to contribute withdrawn, suspended, terminated or reduced assets back to the HPS Investment Account pursuant to Section 10(c)(i), in each case which non-payment or failure has not been cured within 90 Business Days of receipt of written notice from the Investment Manager; or
(v)    the non-renewal or termination of the Services Agreement.
(d)    Upon the occurrence of a Company Termination Event, the Company may, at its option, terminate this Agreement by delivering to the Investment Manager a written notice of termination indicating the Termination Event causing such termination and the effective date of such termination.
(e)    Upon the occurrence of an Investment Manager Termination Event, the Investment Manager may, at its option, terminate this Agreement by delivering to the Company a written notice of termination indicating the effective date of such termination. For the avoidance of doubt, upon such termination, the Investment Manager shall be entitled to receive (i) Management Fees for the period during which the Investment Manager served in such capacity within the calendar quarter in which such termination occurs and (ii) subject to the last sentence of Section 3 of the Fee Schedule, Performance Fees for the period during which the Investment Manager served in such capacity within the Fiscal Year in which such termination occurs, each determined as of the effective date of such termination, and such Management Fees and Performance Fees shall be paid to the Investment Manager as promptly as practicable after the date of such termination.
Section 15.    Independent Contractor. The Investment Manager shall for all purposes herein be deemed to be an independent contractor with respect to the Company. The Investment Manager shall not, by reason of its duties and functions hereunder, be deemed to be acting as a partner of or to be engaged in a joint venture with, the Company.
Section 16.    Notices. Any notice, direction, instruction, acknowledgment or other communication required or contemplated by this Agreement will be in writing and addressed to the parties as follows:
If to the Company:

c/o Watford Holdings Ltd.
P.O. Box HM 2069
Hamilton, HM HX
Bermuda

with a copy (which shall not constitute notice) to:
Clifford Chance US LLP
31 West 52nd Street
New York, New York 10019
Attention: Gary D. Boss
Telecopier No.: (212) 878-8375
Telephone No.: (212) 878-8063
If to the Investment Manager:

HPS Investment Partners, LLC
40 West 57th Street, 33rd Floor
New York, New York 10019
Attention: Kathy Choi
Telecopier No.: (212) 520-3848
Telephone No.: (212) 287-5548
If to AUL:

Arch Underwriters Ltd.
45 Reid St, Hamilton, HM-12
Bermuda
Attention: Maamoun Rajeh
Telecopier No.: 441-278-9230
Telephone No.: 441-278-9212
with a copy (which shall not constitute notice) to:

Cahill Gordon & Reindel, LLP
80 Pine Street
New York, New York 10005
Attention: John Schuster
Telecopier No.: 212.269.5420
Telephone No.: 212.701.3323
Section 17.    Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, the Investment Manager, each Indemnified Person, and their respective successors and permitted assigns. Any person that is not a signatory to this Agreement, but is nevertheless conferred any rights or benefits hereunder, e.g., members and officers of the Investment Manager and others who are entitled to indemnification hereunder, will be entitled to such rights and benefits as if such person were a signatory hereto, and the rights and benefits of such person hereunder may not be impaired without such person’s express written consent.
Section 18.    Certain Limitations. The Company shall not agree to amend or waive any provision or term of Section 2.09 of the Services Agreement or, solely to the extent such Section relates to reporting obligations with respect to the Claims Account and/or the Operating Account, Section 5.01(a) or Section 6.01 of the Services Agreement, in each case without the prior written consent of the Investment Manager.
Section 19.    Amendment and Waiver. No provision of this Agreement may be changed, waived or discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.
Section 20.    Governing Law. This Agreement is governed by, and construed in accordance with, the laws of the State of New York, without giving effect to its conflict of laws principles.
Section 21.    Forum Selection; Service of Process.
(a)    To the fullest extent permitted by law, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement shall only be brought in the Federal courts located in the County of New York in the State of New York and not in any other State or Federal courts located in the United States of America or any court in any other country, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.
(b)    Nothing in this Section 21 shall affect any right of the party hereto to serve process in any manner permitted by law.
(c)    EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 22.    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.
Section 23.    Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
Section 24.    Headings. The headings contained in this Agreement are intended solely for convenience and will not affect the rights of the parties to this Agreement.
Section 25.    Survival. The provisions of Sections 4, 5, 6, 12, 17, 19, 20 and 21 hereof and this Section 25 will survive the termination of this Agreement.

Section 26.    Assets Held in HPS Managed Reinsurance Trust Accounts. The parties hereto acknowledge that a portion of the Company’s HPS Managed Assets hereunder will be held in trust accounts established in connection with reinsurance agreements (“Trust Assets”) entered into by the Company as reinsurer or retrocessionaire, including, without limitation, the AUL Affiliate Cessions(as defined in the Services Agreement) and Company subsidiary cessions. The parties hereto agree that (i) the Trust Assets shall be managed by the Investment Manager pursuant to the terms and conditions of this Agreement mutatis mutandis and that the Income and Net Asset Value of such Trust Assets shall be included for purposes of determining the fees payable to the Investment Manager hereunder as if such Trust Assets were held in the HPS Investment Account notwithstanding that the Trust Assets are held in separate trust accounts; provided that the Trust Assets shall be managed by the Investment Manager in accordance with the terms and conditions set forth in any trust agreement pursuant to which such Trust Assets are held, including, without limitation, the terms and conditions relating to the eligibility and investment guidelines of the Trust Assets, (ii) the reporting and monitoring obligations set forth in this Agreement shall apply to the management by the Investment Manager of such Trust Assets, (iii) the tax considerations set forth in Exhibit A of this Agreement shall apply to the management by the Investment Manager of such Trust Assets and (iv) any eligibility and investment guidelines set forth in reinsurance agreements or any trust agreement pursuant to which such Trust Assets are held shall not be amended or modified without the prior written consent of the Investment Manager.
* * * * * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
WATFORD RE LTD

By:	/s/ John Rathgeber
Name: John Rathgeber
Title: CEO

WATFORD HOLDINGS LTD.

By:	/s/ John Rathgeber
Name: John Rathgeber
Title: CEO

HPS INVESTMENT PARTNERS, LLC (f/k/a HIGHBRIDGE PRINCIPAL STRATEGIES, LLC)

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administration Officer

Solely for the limited purposes set forth in Sections 3(a), 5(b),
14(b)(iii), 19 and 25:
ARCH UNDERWRITERS LTD.

By:	/s/ Maamoun Rajeh
Name: Maamoun Rajeh
Title: Director

[Signature Page to Second Amended and Restated Investment Management Agreement]

Exhibit A
Investment Guidelines

Composition of Investments: The HPS Managed Assets will primarily be invested in corporate debt instruments, including bank loans and high yield bonds. The HPS Managed Assets may also include other instruments, including mezzanine debt, equities, credit default swaps, structured credit instruments and other derivative products. The HPS Managed Assets may be hedged to reduce volatility and protect against systemic risks primarily through credit derivative products including indices. In addition, the HPS Managed Assets may include short positions (for example, opportunistic short positions in issuers that display deteriorating fundamentals or in securities or derivatives that appear mispriced).
Concentration of Investments: Other than cash and cash equivalents, investment positions with a single issuer will comprise no more than 7.5% of the aggregate value of the long investments of the Company (valued using the methodologies set forth in Section 11(a) of the Investment Management Agreement, the “Long Market Value”). For the avoidance of doubt, the largest four investment positions with single issuers will not aggregate to more than 30% of Long Market Value. Each such determination is made at the time of the applicable investment. Positions established primarily for hedging purposes (including, without limitation, index positions) will not be subject to this limit. For the avoidance of doubt, capital structure arbitrage positions in an issuer will be deemed separate investments for the purposes of calculating this limit.
Leverage: The Investment Manager expects to utilize leverage in order to increase its investment capacity. Leverage may take a variety of forms, including total return swaps and other derivatives, loans for borrowed money, trading on margin and the use of inherently leveraged instruments. If leverage exceeds, or is planned to exceed, 80% of Net Asset Value (i.e., $1.80 of Long Market Value for $1 of Net Asset Value) for any longer than fifteen Business Days, the Investment Manager, together with the Company, will timely notify the rating agency set forth on Exhibit C of such condition and of the Company’s remediation plan with respect thereto to update the agency on the then current investment strategy.
Equity: The Investment Manager’s research and investment process will sometimes present attractive common or preferred equity opportunities. Generally, the equity strategy will be focused on either a value oriented approach or a catalyst to a realization event. Examples of such catalysts can include restructurings, lawsuits, and regulatory changes, among other examples. Equity investments resulting in ownership exceeding 18.5% of the outstanding equity securities of an issuer, measured at the time of investment, will require prior approval from the Company. It is not expected that the equity investments will represent more than 10% of the Long Market Value.
Monitoring: The Investment Manager will provide monthly risk and performance reports to the Company regarding the investment performance of the

Investment Manager and will review risk and performance in detail with the Company on a quarterly basis.
Tax Considerations: The Investment Manager shall not intentionally or with reckless disregard take any action with respect to the Investable Assets which would cause the Company to be engaged, or deemed to be engaged, in a United States trade or business for United States federal income tax purposes or to be subject to United States federal income tax on a net income basis or income tax on a net income basis in any other jurisdiction, or otherwise result in material adverse tax consequences to the Company; provided, however, that the Investment Manager shall be deemed to have satisfied the requirements of this paragraph if the Investment Manager complies with guidelines agreed between the Company and the Investment Manager on the date hereof, as the same may be amended in writing from time to time, or has obtained written advice from counsel that such investment or transaction will not result in any effectively connected income to the Company.

Exhibit B
Fee Schedule

Section 1.    Definitions. Capitalized terms not otherwise defined in this Fee Schedule will have the meanings provided in the Agreement to which this Fee Schedule is attached. The following definitions will apply for purposes of determining the Investment Manager’s fees hereunder:
“Business Day” means any day on which banks are open for business in New York, New York and Bermuda.
“Excess Income” means the positive difference, if any, between (a) the Income and (b) that portion of the Income on which the Base Performance Fee is owed in accordance with Section 3 below (for the avoidance of doubt, also taking into account the Base Performance Fee).
“Fiscal Year” means the Company’s fiscal year or portion thereof if this Agreement is terminated and not immediately renewed.
“High Water Date” means the date immediately following the most recent date as of which a Performance Fee was paid (or, if no Performance Fee has yet been paid, the opening balance of the HPS Investment Account immediately following its establishment).
“Income” means the positive amount, if any, that:

(1)
the Net Asset Value of the HPS Investment Account, after deduction of paid and accrued Management Fees for such period but before accrual or deduction of the Performance Fee for such Measurement Period (as defined below) on the last day of the applicable Fiscal Year; plus

(2)
any withdrawals or distributions by the Company from the HPS Investment Account during the period beginning on the High Water Date and ending on the last day of the applicable Fiscal Year (the “Measurement Period”), to the extent that such withdrawals and distributions are made when the Net Asset Value of the HPS Investment Account is above its Net Asset Value at the High Water Date as adjusted by (1) below;

exceeds the sum of:

(1)
the Net Asset Value of the HPS Investment Account on the High Water Date after deduction of paid and accrued Management Fees and any applicable Performance Fee paid or accrued related to the period prior to such High Water Date (provided that such Net Asset Value shall be reduced pro rata for the redemptions or distributions made from the HPS Investment Account if the Net Asset Value of the HPS Investment

Account at the time of such redemptions or distributions is below the Net Asset Value of the HPS Investment Account on the High Water Date); plus

(2)	any contributions by the Company to the HPS Investment Account during such Measurement Period.
“Net Asset Value” at any date means the net asset value of the HPS Investment Account, or any specified sub-account, as determined by the Investment Manager in accordance with the valuation methodology set forth in Section 11 of the Agreement.
“Outperformance Threshold” means the Net Asset Value of the HPS Investment Account on the High Water Date plus Time-Weighted Contributions minus Time-Weighted Withdrawals and Distributions.
“Time-Weighted Contributions” means (x) each contribution by the Company to the HPS Investment Account during a Measurement Period multiplied by (y) the product, the numerator of which is the number of days remaining during such Measurement Period (including the day on which such capital contribution was made) and the denominator of which is the number of days in the Measurement Period.
“Time-Weighted Withdrawals and Distributions” means (x) each withdrawal or distribution by the Company from the HPS Investment Account during a Measurement Period (or if the Net Asset Value of the HPS Investment Account at the time of such withdrawal or distribution is below the Net Asset Value of the HPS Investment Account on the High Water Date, an amount equal to the Net Asset Value on the High Water Date multiplied by the amount of such withdrawal or distribution divided by the Net Asset Value on the date of such withdrawal or distribution) multiplied by the product, the numerator of which is the number of days remaining during such Measurement Period (including the day on which such withdrawal or distribution was made) and the denominator of which is the number of days in the Measurement Period.
Section 2.    Management Fees. The Investment Manager will be entitled to receive a monthly management fee (the “Management Fee”) payable quarterly in arrears in an amount equal to the Net Asset Value of the HPS Investment Account (measured before reduction for any Management Fee, Performance Fee or any expense reimbursement pursuant to Section 5 of this Fee Schedule and as adjusted for any non-routine intra-month withdrawals) as of such month-end multiplied by one percent (1.0%) per annum (i.e., 1/12th of 1.0% for each such month), but if on or after January 1, 2020, the Net Asset Value of the HPS Investment Account as of any such month-end is in excess of $1.5 billion, such amount shall equal the sum of (a) $1.5 billion multiplied by one percent (1.0%) per annum (i.e., 1/12th of 1.0% for each such month) plus (b) the amount of the Net Asset Value of the HPS Investment Account in excess of $1.5 billion multiplied by seventy-five basis points (.75%) per annum (i.e., 1/12th of .75% for each such month); provided, however, that for any month-end, the amount payable in accordance with the foregoing shall not be less than eighty-five basis points (.85%) per annum (i.e., 1/12th of .85% for each such month) of the Net Asset Value of the HPS

Investment Account as of such month-end. All management fees will be payable by the Company in accordance with Section 4 of this Fee Schedule.
Section 3.    Performance Fees. The Company will also pay a Performance Fee (the “Performance Fee”) equal to the sum of (a) 10% of the Income, until such time as the annual return for such Fiscal Year-end over the Outperformance Threshold is equal (after taking into account the payment of such current period Performance Fee) to a 10% annual return (such annual return measured as the Income over the Outperformance Threshold) (the “Base Performance Fee”) plus (b) 25% of the Excess Income, in each case, if any, on the HPS Investment Account, calculated and payable as of each Fiscal Year-end and the date on which this Agreement is terminated and not renewed; provided, however, that the Performance Fee for any Fiscal Year shall not exceed 17.5% of the Income for such Fiscal Year. The Performance Fee will be paid in accordance with Section 4 of this Fee Schedule. If, after consultation with the Board of Directors, the Investment Manager determines to separately account for any illiquid investments in a so called “side pocket” (e.g. mezzanine and originated loans), the Performance Fee on such investments will be calculated and paid on the realized gain, if any, on such investments upon disposition.
Section 4.    Payments of Fees.
(a)    The Investment Manager, or the administrator for the Company, will furnish to the Company a statement (each, a “Fee Statement”) setting forth an estimate of the computation of (i) the Management Fee within 15 Business Days following the end of each month, and (ii) the Performance Fee within 30 days after the close of each Fiscal Year, or as soon as practicable thereafter. Payment of the Management Fee will be made on a quarterly basis following each March 31, June 30, September 30 and December 31 within 5 Business Days following the delivery to the Company of the Fee Statement for such relevant quarter end. Payment of the Performance Fee will be made within 5 Business Days following the delivery to the Company of the Fee Statement for such Fiscal Year.
(b)    The parties understand and agree that the Investment Manager may pay a portion of its Management Fee and/or Performance Fee to one or more sub-advisors selected by the Investment Manager.
Section 5.    Expenses.
(a)    All expenses incurred directly in connection with transactions effected or positions held for the account of the Company pursuant to the Investment Manager’s exercise of its duties hereunder will be paid or reimbursed by the Company, including, without limitation:
(i)    costs for trade support services including, but not limited to, pre- and post-trade support software and related support services;
(ii)    custodial and transfer agency fees and services;
(iii)    brokerage commissions and services;

(iv)    research costs, including but not limited to publications, periodicals, data base services and data processing that are directly related to research activities on behalf of the HPS Investment Account and all other expenses incurred in connection with the identification, evaluation and investigation of investments, to the extent such expenses are not directly attributable to specific investments;
(v)    all expenses attributable to any proposed investment that is ultimately not made (including deal initiation expenses, professional expenses, research, data fees, company or analyst conferences, travel, lodging and related expenses), any expenses in connection with any hedging transaction entered into and any borrowing costs with respect to such proposed investment;
(vi)    costs related to risk analysis and risk reporting by third parties and risk-related and consulting services;
(vii)    legal fees incurred related to HPS Investment Account investments or proposed investments and the ongoing operation, administration and existence of the HPS Investment Account and expenses incurred in connection with obtaining legal, tax, financial and accounting advice and the advice of other consultants and experts on behalf of the HPS Investment Account or the Company;
(viii)    expenses of, or incurred in connection with obtaining, any independent third party pursuant to Section 7(c) of this Agreement;
(ix)    market data fees, including for services of third parties that provide specialized data and/or analysis as to specific sectors or asset classes in which the HPS Investment Account has made or intends to make an investment;
(x)    out-of-pocket expenses incurred in connection with the collection of amounts due to the HPS Investment Account or the Company from any Person;
(xi)    interest costs and taxes;
(xii)    third-party legal and compliance fees and expenses allocated to the HPS Investment Account to the extent such services are related to, or otherwise benefiting, the organizational, operational, investment or trading activities of the HPS Investment Account;
(xiii)    costs for HPS Investment Account accounting, administration, auditing and tax preparation;
(xiv)    withholding or transfer taxes; and
(xv)    expenses attributable to any Board of Directors, ratings agencies or other meetings related to the HPS Investment Account, including travel and transportation, lodging, meals and related expenses.

(b)    In addition, the Investment Manager will be entitled to be paid or reimbursed for other out-of-pocket expenses not described in Section 5(a) above, other than its own salary, office rental and other customary general administrative and overhead costs, properly allocable to the performance of its duties pursuant to the Agreement.
(c)    Except as provided in paragraph (a) and (b) of this Section 5, the Investment Manager will provide its advisory services hereunder at its own expense.
(d)    Notwithstanding anything to the contrary herein, in any calendar year, the amount of expenses described in paragraphs (a) and (b) that are ordinary and recurring operating expenses (as reasonably determined by the Investment Manager) shall not exceed an amount equal to the lesser of (i) 0.075% of the average monthly Net Asset Value of the HPS Investment Account over such calendar year and (ii) $2.0 million (the “Expense Cap”).  For the avoidance of doubt, the Expense Cap shall not apply to (x) direct investment expenses (including, without limitation, interest costs, costs of investments such as brokerage commissions and legal fees related to specific investments), (y) extraordinary or non-recurring expenses (including, without limitation, taxes, litigation or other legal fees or indemnification expenses) or (z) expenses incurred by the Company (including, without limitation, the Company’s accounting, tax preparation and other costs related the HPS Investment Account).

Exhibit C
Rating Agencies

A.M. Best Company, Inc.